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EXHIBIT 99.1

                            THE STEPHAN CO. ANNOUNCES
                     APPROVAL OF DEFINITIVE MERGER AGREEMENT

        FOR IMMEDIATE RELEASE Fort Lauderdale, Florida, April 30, 2003 - The Stephan Co. (AMEX: TSC) announced today that its Board of Directors has approved a definitive merger agreement pursuant to which Stephan will be acquired by Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc., which is owned by Frank F. Ferola, Thomas M. D'Ambrosio, John DePinto and Shouky A. Shaheen together with their affiliates (the "Acquisition Group"). At the time of the transaction, Eastchester Enterprises, Inc. will beneficially own approximately 26.1% of Stephan's outstanding common stock. In addition, Frank F. Ferola is Stephan's Chairman and Chief Executive Officer and Messrs. D'Ambrosio, DePinto and Shaheen are members of the Board of Directors of Stephan. Under the merger agreement the public stockholders, other than the members of the Acquisition Group, will be entitled to receive (a) $3.25 in cash for each share they own and (b) a debt obligation in the principal amount of $1.25 times the number of shares owned by the public stockholder (the "Merger Consideration"). The debt obligation will be in the form of a non-transferable, 42-month promissory note bearing simple interest at 4.5% per annum.

        Stephan entered into the merger agreement following approval by its Board of Directors based in part upon the unanimous recommendation of a special committee comprised of non-management directors of Stephan's Board of Directors. The special committee has received an opinion from SunTrust Robinson Humphrey that the Merger Consideration is fair from a financial point of view to the stockholders other than the Acquisition Group.

        By the terms of the merger agreement with the Acquisition Group, the special committee is expressly authorized to engage, until May 30, 2003, in discussions and negotiations, and to share information, with third parties who may be interested in acquiring the Company in order to seek a potentially superior acquisition proposal. If a superior proposal is not received during this 30-day period, and the special committee concludes thereafter that its failure to provide information to, or engage in discussions with, third parties who are interested in acquiring the Company, would be inconsistent with its fiduciary duties to Stephan's stockholders, then the special committee may provide information to, and engage in discussions and negotiations with such interested parties. Under specified circumstances, Stephan has the right to terminate the merger agreement and to enter into an agreement with a party proposing a competing transaction which is deemed superior to the transaction proposed by the Acquisition Group.

        Completion of the transaction is subject to customary closing conditions, including stockholder approval, and the merger agreement does include a financing contingency. Stephan stockholder approval will be solicited by means of a joint proxy/registration statement, which will be mailed by Stephan to stockholders upon completion of the required Securities and Exchange Commission filing and review process.

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        Stephan stockholders are advised to read the joint proxy/registration statement regarding the merger when it becomes available because it will contain important information. Stephan stockholders will be able to obtain a free copy of the proxy statement (once available) and other related documents filed by Stephan at the SEC's website www.sec.gov. The proxy statement and the related documents may also be obtained from The Stephan Co., 1850 West McNab Road, Fort Lauderdale, FL 33309, Attention: Investor Relations.

        The Stephan Co. is primarily engaged in the manufacturing, selling and distribution of hair care and personal care grooming products on both wholesale and retail level.

        This report contains certain statements, including statements regarding the conditions to the merger as well as the approval of the proposed transaction by various parties, that are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995 that represent the expectations or beliefs of Stephan concerning future results. Investors are cautioned that reliance on forward-looking statements involves risks and uncertainties, and although Stephan believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based upon those assumptions also could be incorrect. Factors that might affect such forward- looking statements include, among others, overall economic and business conditions, the demand for our products, competitive factors in the industry, and regulatory approvals of the merger. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in The Stephan Co. filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, CONTACT:

The Stephan Co.
1850 West McNab Road
Fort Lauderdale, Florida  33309
Attn: David A. Spiegel